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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF SECRETARY

                                       OF

                            INTERVISUAL BOOKS, INC.

        I, GAIL A. THORNHILL, the undersigned, do hereby certify that:

1. I am the duly elected Secretary of INTERVISUAL BOOKS, INC., a California corporation;

2. The attached Amendment to Bylaws was adopted by the Board of Directors of INTERVISUAL BOOKS, INC., on March 7, 1996; and

3. The attached Amendment to Bylaws is a true and correct copy of such amendment and has not been amended, revoked or changed as of the date hereof.

        IN WITNESS WHEREOF, I have hereunto subscribed my name as of the 17th day of March, 1997.


                                                /s/ Gail A. Thornhill
                                                -------------------------------
                                                GAIL A. THORNHILL, Secretary
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                              AMENDMENT TO BYLAWS

                             ADOPTED MARCH 7, 1997

        Article III, Section 4 is amended to read in the entirety as follows:

        SECTION A. VACANCIES. Vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of all shares entitled to vote for the election of directors. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

        A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any director, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

        The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

        Any director may resign effective on giving written notice to the chairman of the Board, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

        No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.